UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 11, 2013

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

On March 11, 2013, Advanced Micro Devices, Inc. (the “Company”) entered into an agreement of purchase and sale (“Purchase Agreement”) with 7171 Southwest Parkway Holdings, LP, a Delaware limited partnership (“7171 Holdings”), an affiliate of Spear Street Capital, a real estate investment company, relating to the Company’s Lone Star Campus located at 7171 Southwest Parkway, Austin, Texas (the “Property”), whereby the Company has agreed to sell the Property to 7171 Holdings for a net purchase price of approximately $164 million (the “Purchase Price”). The Purchase Price is to be paid by 7171 Holdings to the Company as follows: (a) $7 million will be deposited with a title company within three business days of executing the Purchase Agreement and returned to 7171 Holdings in full if the purchase and sale of the Property is not completed for any reason other than a default by 7171 Holdings; and (b) the balance of the Purchase Price will be paid in cash at closing. The closing of the transaction is expected to take place on March 26, 2013.

At the closing, 7171 Holdings and Lantana HP, Ltd., a Texas limited partnership (“Sublandlord”) will enter into a master lease agreement dated as of the closing date with respect to 812,350 rentable square feet (r.s.f.) and common areas (the “Premises”) of the Property (the “Master Lease Agreement”). The Company will then enter into a sublease agreement effective as of the closing date (the “Sublease Agreement”) with Sublandlord, covering the Premises.

The Company’s financial sublease obligations under the Sublease Agreement will consist of: (a) annual base rent at amounts set forth in the Sublease Agreement; and (b) operating costs, impositions, electrical costs and chilled water costs for the Premises allocated as set forth in the Master Lease Agreement. The Company estimates the net rent payable to be approximately $10.3 million in 2013 and $10.8 million in 2014.

Substantially all the terms and conditions of the Master Lease Agreement are incorporated by reference into the Sublease Agreement. The Sublease Agreement provides for its early expiration with respect to specified portions of the Premises (each an “Early Expiration Space”). The Sublease Agreement expires as to (a) the first Early Expiration Space (approximately 175,141 r.s.f) on September 30, 2013; (b) the second Early Expiration Space on December 31, 2013 (approximately 49,781 r.s.f); and (c) the third Early Expiration Space on December 31, 2014 (approximately 116,853 r.s.f). The Sublease Agreement provides for a right of first offer in favor of the Company to re-sublease any portion of an Early Expiration Space if Sublandlord has not leased that portion within three years following the date the Early Expiration Space ceases to be part of the Premises. The right is a one-time right of first offer.

The Company has the option, subject to certain conditions, including leasing at least 370,000 r.s.f. of space in the Property and occupying at least 65% of the leased Premises, to renew the Sublease Agreement for all the Premises subleased at the time of renewal or a specified smaller portion of the Premises for one 10-year period commencing at the expiration of the original twelve-year term. If the Company exercises its renewal option, the base rent to be paid during the renewal term will be the fair market rental rate in the local market as of the commencement of the renewal term as calculated pursuant to the Sublease Agreement.

The Sublease Agreement and the Master Lease Agreement are subject to the terms and conditions of a consent agreement entered into among the Company, 7171 Holdings and Sublandlord (the “Consent”). The Consent sets forth certain additional agreements among the parties relating to the Sublease Agreement and the Master Lease Agreement. Pursuant to the Consent, 7171 Holdings consents to the Sublease Agreement between Sublandlord and the Company. Under the Consent, the Company may enforce certain of the obligations of 7171 Holdings under the Master Lease Agreement directly against 7171 Holdings. The Company’s consent is required to the extent 7171 Holdings and Sublandlord wish to amend the Master Lease Agreement or if Sublandlord intends to transfer or assign its rights under the Sublease Agreement. 7171 Holdings may terminate the Master Lease Agreement at any time with advanced notice to the Company. If 7171 Holdings terminates the Master Lease Agreement it must also do one of the following: recognize the Sublease Agreement as a direct lease with the Company, terminate the Sublease Agreement and enter into a new lease with the Company on substantially the same terms as the Master Lease Agreement, or cause a new master landlord and sublandlord to enter into a new lease, sublease and consent on substantially the same terms as the existing agreements.

The Company expects to record a special charge of approximately $50 million primarily related to the difference between the sale proceeds and the carrying value of the Property. The Company will recognize the full amount of the charge in the quarter in which the closing occurs, which it currently expects to be the first quarter of fiscal 2013.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, the Sublease Agreement, the Consent and the Master Lease Agreement, copies of which will be filed with the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2013	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary